Exhibit 3.2

AMENDED AND RESTATED BY-LAWS OF NASDAQ, INC.

Article I Definitions

When used in these By-Laws, unless the context otherwise requires, the term:

(a) “Act” means the Securities Exchange Act of 1934, as amended;

(b) An “affiliate” of, or a person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified;

(c) “Board” means the Board of Directors of the Corporation;

(d) “broker” shall have the same meaning as in Section 3(a)(4) of the Act;

(e) “Commission” means the Securities and Exchange Commission;

(f) “Corporation” means Nasdaq, Inc.;

(g) “day” means calendar day;

(h) “dealer” shall have the same meaning as in Section 3(a)(5) of the Act;

(i) “Delaware law” means the General Corporation Law of the State of Delaware;

(j) “Director” means a member of the Board;

(k) An “Executive Officer” of a member or member organization means those officers covered in Rule 16a-1(f) under the Act, as if the member or member organization were an issuer within the meaning of such Rule;

(l) “Immediate family member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home;

(m) “Industry Director” or “Industry committee member” means a Director (excluding any Staff Directors) or committee member who (1) is, or within the last year was, or has an immediate family member who is, or within the last year was, a member of a Self-Regulatory Subsidiary; (2) is, or within the last year was, employed by a member or a member organization of a Self-Regulatory Subsidiary; (3) has an immediate family member who is, or within the last year was, an executive officer of a member or a member organization of a Self- Regulatory Subsidiary; (4) has within the last year received from any member or member organization of a Self-Regulatory Subsidiary more than $100,000 per year in direct compensation, or received from such members or member organizations in the aggregate an amount of direct compensation that in any one year is more than 10 percent of the Director’s annual gross compensation for such year, excluding in each case director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (5) is affiliated, directly or indirectly, with a member or member organization of a Self- Regulatory Subsidiary;

(n) “FINRA” means the Financial Industry Regulatory Authority, Inc. and its affiliates;

(o) “Issuer Director” or “Issuer committee member” means a Director (excluding any Staff Director) or committee member who is an officer or employee of an issuer of securities listed on a national securities exchange operated by any Self-Regulatory Subsidiary, excluding any Director or committee member who is a director of such an issuer but is not also an officer or employee of such an issuer;

(p) “Nominating & Governance Committee” means the Nominating & Governance Committee appointed pursuant to these By-Laws as the same may be renamed from time to time or any successor of such committee delegated with similar duties;

(q) “Non-Industry Director” or “Non-Industry committee member” means a Director (excluding any Staff Director) or committee member who is (1) a Public Director or Public committee member; (2) an Issuer Director or Issuer committee member; or (3) any other individual who would not be an Industry Director or Industry committee member;

(r) “Public Director” or “Public committee member” means a Director or committee member who (1) is not an Industry Director or Industry committee member, (2) is not an Issuer Director or Issuer committee member, and (3) has no material business relationship with a member or member organization of a Self- Regulatory Subsidiary, the Corporation or its affiliates, or FINRA;

(s) “Self-Regulatory Subsidiary” means any subsidiary of the Corporation that is a self-regulatory organization as defined under Section 3(a)(26) of the Act; and

(t) “Staff Director” means an officer of the Corporation that is serving as a Director.

Article II Offices

Sec. 2.1 Location

The address of the registered office of the Corporation in the State of Delaware and the name of the registered agent at such address shall be: The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Corporation also may have offices at such other places both within and without the State of Delaware as the Board may from time to time designate or the business of the Corporation may require.

Sec. 2.2 Change of Location

In the manner permitted by law, the Board or the registered agent may change the address of the Corporation’s registered office in the State of Delaware and the Board may make, revoke, or change the designation of the registered agent.

Article III Meetings of Stockholders

Sec. 3.1 Annual Meetings of Stockholders

(a) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board or the Nominating & Governance Committee, (iii) by any stockholder of the Corporation who (A) is a stockholder of record of the Corporation (and, with respect to any beneficial owner, if such person is different from the stockholder of record, on whose behalf such nomination or other business is made or proposed to be brought, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time the notice provided for in this Section 3.1 is delivered to the Secretary of the Corporation and at the time of the meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this Section 3.1 or (iv) with respect to nominations of persons for election to the Board, pursuant to Section 3.6 of these By-Laws.

(b) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 3.1(a)(iii), the stockholder must have given timely notice thereof (including, in the case of a nomination, timely delivery of the completed and signed questionnaire, representation and agreement required by Section 3.1(b)(i)(D)), and timely updates or supplements to such notice, in writing and in proper form to the Secretary of the Corporation and any such proposed business other than the nominations of persons for election to the Board must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than seventy days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. In addition, to be timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the annual meeting and as of the 10th business day prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than the fifth business day after the record date for the annual meeting (in the case of the update and supplement required to be made as of the record date), and not later than the eighth business day prior to the date for the annual meeting or, if practicable, any adjournment or postponement thereof and, if not practicable, on the first practicable date prior to the date to which the annual meeting has been adjourned or postponed (in the case of the update and supplement required to be made as of the 10th business day prior to the annual meeting or any adjournment or postponement thereof). Such stockholder’s notice shall set forth:

(i) as to each person, if any, whom a Proposing Person proposes to nominate for election or reelection as a director, (A) all information with respect to such proposed nominee that would be required to be disclosed pursuant to clause (iii) of this Section 3.1(b) if such proposed nominee were a Proposing Person, (B) all information relating to such proposed nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) under the Act and the rules thereunder (including such proposed nominee’s written consent to being named in the Corporation’s proxy statement as a nominee of such Proposing Person and in the accompanying proxy card and to serving as a director if elected), (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Proposing Person, on the one hand, and such proposed nominee and any of his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (D) a completed and signed questionnaire, representation and agreement in accordance with Section 3.5. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine whether the proposed nominee is qualified under the Restated Certificate of Incorporation, these By-Laws, the rules and regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation to serve as a director and/or independent director of the Corporation;

(ii) as to any other business that the stockholder proposes to bring before the meeting, (A) a reasonably detailed description of such business, the reason or reasons for conducting such business at such meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-Laws of the Corporation, the language of the proposed amendment), and (C) a reasonably detailed description of all contracts, agreements, arrangements and understandings (1) between or among any of the Proposing Persons or (2) between or among any Proposing Person and any other person or persons (including their names) in connection with the proposal of such business; and

(iii) as to each Proposing Person

(A)	the name and address of such Proposing Person (including, if applicable as they appear on the Corporation’s books);

(B)

the class or series and number of shares of capital stock of the Corporation which are owned beneficially (within the meaning of Rule 13d-3 under the Act) and of record by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future;

(C)

a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any other person;

(D)

any derivative, swap or other transaction (including any short positions, profit interest, options, warrants, convertible securities, stock appreciation or similar rights) or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of the Corporation, including due to the fact that the value of such derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any shares of any class or series of the Corporation, or which derivative, swap or other transaction or series of transactions provides, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Corporation (any of the foregoing, a “Synthetic Equity Interest”), which Synthetic Equity Interest shall be disclosed without regard to whether (1) the derivative, swap or other transaction or series of transactions conveys any voting rights in such shares to such Proposing Person, (2) the derivative, swap or other transaction or series of transactions is required to be, or is capable of being, settled through delivery of such shares or (3) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transaction or series of transactions;

(E)

any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the Corporation;

(F)

any proportionate interest in shares of the Corporation or Synthetic Equity Interest held, directly or indirectly, by a general or limited partnership in which such Proposing Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

(G)

any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, entered into or engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to shares of any class or series of the Corporation, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of shares of any class or series of the Corporation (any of the foregoing, a “Short Interest”);

(H)

any performance-related fees (other than an asset-based fee) to which such Proposing Person is entitled based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Synthetic Equity Interest or Short Interest;

(I)

any significant equity interest or any Synthetic Equity Interest or Short Interest in any principal competitor of the Corporation (as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914) held by such Proposing Person;

(J)

any direct or indirect interest of such Proposing Person in any contract with the Corporation, any affiliate of the Corporation (as reflected on the most recent Form 10-K of the Corporation) or any principal competitor of the Corporation (as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914) (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(K)

any pending or threatened litigation in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or Directors, or any affiliate of the Corporation (as reflected on the most recent Form 10-K of the Corporation);

(L)

any material transaction occurring, in whole or in part, during the then immediately preceding 12-month period between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation (as reflected on the most recent Form 10-K of the Corporation) or any principal competitor of the Corporation (as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914), on the other hand;

(M)

any other information relating to the Proposing Person required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Directors in an election contest pursuant to and in accordance with Section 14(a) of the Act and the rules and regulations promulgated thereunder (the disclosures to be made pursuant to the foregoing clauses (C) through (M) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these By-Laws on behalf of a beneficial owner;

(N)

a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

(O)

a representation whether the Proposing Person intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination and/or (3) to solicit proxies or votes in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the Act.

The foregoing notice requirements of this Article III shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

(c) For purposes of this Section 3.1, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business or the notice of the nomination, as applicable, proposed to be brought before an annual meeting, (ii) any beneficial owner or beneficial owners, if different, on whose behalf such business is proposed to be brought before the meeting or the notice of the nomination proposed to be made at the meeting is made, as applicable, and (iii) any affiliate or associate (each within the meaning of Rule 12b-2 under the Act for purposes of these By-Laws) of such stockholder or beneficial owner.

(d) Notwithstanding anything in the second sentence of Section 3.1(b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased effective at the annual meeting and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 3.1 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation. The number of nominees a Proposing Person may nominate for election at the annual meeting on its own behalf (or in the case of a Proposing Person giving the notice on behalf of a beneficial owner, the number of nominees a Proposing Person may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

Sec. 3.2 Special Meetings of Stockholders

(a) Special meetings of the stockholders of the Corporation may only be called (i) at any time by the Board pursuant to a resolution adopted by a majority of the total number of directors the Corporation would have if there were no vacancies and (ii) by the Secretary following his or her receipt of a written request in proper form for a special meeting (a “Special Meeting Request”) by one or more stockholders holding of record, in the aggregate, at least 15 percent of the outstanding shares of capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting (the “Requisite Percentage”), which shares are determined to be “Net Long Shares” in accordance with this Section 3.2, and having held such Net Long Shares continuously for at least one year as of the date of such request (the “Requisite Holders”). For purposes of determining Requisite Holders under this Section 3.2, “Net Long Shares” shall be limited to the number of shares beneficially owned, directly or indirectly, by any stockholder or beneficial owner that constitute such person’s “net long position” as defined in Rule 14e–4 under the Act, provided that (A) for the purposes of such definition, references in such Rule to “the date the tender offer is first publicly announced or otherwise made known by the bidder to the holders of the security to be acquired” shall be the date of the relevant Special Meeting Request and all dates in the one year period prior thereto, the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Corporation’s capital stock on the NASDAQ Stock Market on such date (or, if such date is not a trading day, the next succeeding trading day), the “person whose securities are the subject of the offer” shall refer to the Corporation, a “subject security” shall refer to the issued and outstanding voting stock of the Corporation; and (B) the net long position of such stockholder shall be reduced by any shares as to which such person does not have the right to vote or direct the vote at the proposed special meeting or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. In addition, to the extent any affiliates of the stockholder or beneficial owner are knowingly coordinating with the stockholder or beneficial owner with respect to the calling of the special meeting, the determination of Net Long Shares may include the effect of aggregating the Net Long Shares (including any negative number) of such affiliate or affiliates. Whether shares constitute Net Long Shares shall ultimately be decided by the Board in its reasonable determination. In determining whether a special meeting of stockholders has been requested by the Requisite Holders representing in the aggregate at least the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the requested special meeting (in each case as determined in good faith by the Board) and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within 60 days of the earliest dated Special Meeting Request. To be in proper form, a Special Meeting Request must comply with this Section 3.2. The Board shall determine whether a Special Meeting Request is in proper form.

(b) If a Special Meeting Request is in proper form, the Board shall determine the place, if any, date and time of the special meeting requested in such Special Meeting Request and the Secretary shall call such special meeting; provided, however, that the date of the special meeting requested in such Special Meeting Request shall not be more than 120 days after the date on which such Special Meeting Request was delivered to the Secretary; provided, further, that the Board may (in lieu of calling the special meeting requested in such Special Meeting Request) present an identical or substantially similar item of business (a “Similar Item”; the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the nomination, election or removal of directors), as determined in good faith by the Board, for stockholder approval at any other meeting of the stockholders that is held not less than 120 days after the date on which such Special Meeting Request was delivered to the Secretary. In fixing the place, if any, date and time for any special meeting, the Board may consider such factors as it deems relevant in its business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for a meeting and any plan of the Board to call an annual meeting or a special meeting.

(c) Notwithstanding anything in these By-Laws to the contrary, a Special Meeting Request shall not be valid and the special meeting requested in such Special Meeting Request shall not be called by the Secretary if (i) such Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) such Special Meeting Request is delivered to the Secretary during the period commencing 90 days prior to the one-year anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iii) a Similar Item was presented at any meeting of stockholders held within 120 days prior to the date on which such Special Meeting Request was delivered to the Secretary or (iv) a Similar Item is included in the Corporation’s notice of meeting as an item of business to be presented at a stockholder’s meeting that has been called but not yet held. The Board may adjourn or reschedule any previously scheduled special meeting of the stockholders.

(d) To be in proper form for purposes of this Section 3.2, a Special Meeting Request shall:

(i) Be in writing, signed by each Requesting Person (as defined in Section 3.2(e)) and delivered to the Secretary at the principal executive offices of the Corporation;

(ii) Set forth the information described in Section 3.1(b)(i), Section 3.1(b)(ii) and, as to each Requesting Person, the information described in Section 3.1(b)(iii) (except that, for purposes of this Section 3.2(d)(ii), the term “Requesting Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 3.1(b)(i), Section 3.1(b)(ii) and Section 3.1(b)(iii)); and

(iii) Include (A) an agreement by each Requisite Holder to immediately deliver written notice to the Secretary at the principal executive offices of the Corporation in the case of any disposition, on or prior to the record date for the special meeting requested in the Special Meeting Request, of any shares of capital stock of the Corporation held of record by such Requisite Holder and (B) an acknowledgement that (1) any such disposition shall be deemed a revocation of the Special Meeting Request to the extent of such disposition and (2) if, following such deemed revocation, the Requisite Holders hold of record, in the aggregate, less than the Requisite Percentage of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, there shall be no obligation to hold such special meeting.

(e) For purposes of this Section 3.2, the term “Requesting Person” shall mean (i) each Requisite Holder, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the Special Meeting Request is being delivered to the Secretary and (iii) any affiliate or associate of such stockholder or beneficial owner.

(f) At any special meeting of the stockholders, only such business shall be conducted or considered as shall have been specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board or the Secretary, as the case may be. Notwithstanding anything in these By-Laws to the contrary, the Board may submit its own proposal or proposals for consideration at a special meeting. Except in accordance with this Section 3.2, stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders.

(g) The Requisite Holders giving a Special Meeting Request shall further update and supplement such Special Meeting Request, if necessary, so that the information provided or required to be provided in such Special Meeting Request shall be true and correct as of the record date for the special meeting requested to be called pursuant to such Special Meeting Request and as of the 10th business day prior to the special meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the fifth business day after the record date for the special meeting (in the case of the update and supplement required to be made as of the record date), and not later than the eighth business day prior to the date for the special meeting or, if practical, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the special meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of the 10th business day prior to the special meeting or any adjournment or postponement thereof).

(h) The Requisite Holders may revoke a Special Meeting Request by written revocation delivered to the Corporation at any time prior to the special meeting requested in such Special Meeting Request; provided, however, that the Board shall have the discretion to determine whether or not to proceed with the special meeting.

(i) In the event the Board calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 3.1(b) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Sec. 3.3 General

(a) Only such persons who are nominated in accordance with the procedures set forth in this Article III (including, with respect to annual meetings, Section 3.6 of these By-Laws) shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Article III. Except as otherwise provided by law, the chairman of the meeting (or, in advance of any meeting of stockholders, the Board of Directors or an authorized committee thereof) shall have the power and duty (i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Article III (including whether the Proposing Person solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such nomination or proposal in compliance with such Proposing Person’s representation as required by Section 3.1(b)(iii)(O)) and (ii) if any proposed nomination or business was not made or proposed in compliance with this Article III, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Article III, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 3.3, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by law, if any Proposing Person (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Act with respect to any proposed nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Proposing Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). Upon request by the Corporation, if any Proposing Person provides notice pursuant to Rule 14a-19(b) promulgated under the Act, such Proposing Person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Act.

(b) For purposes of this Article III, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Commission pursuant to Section 13, 14, or 15(d) of the Act.

(c) Notwithstanding the foregoing provisions of this Article III, a stockholder shall also comply with all applicable requirements of the Act and the rules and regulations thereunder with respect to the matters set forth in this Article III; provided however, that any references in these By-Laws to the Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Article III (including Section 3.1(a)(iii) and (b) hereof), and compliance with Section 3.1(a)(iii) and (b) and Section 3.6 of this Article III shall be the exclusive means for a stockholder to make nominations and compliance with Section 3.1(a)(iii) and (b) of this Article III shall be the exclusive means for a stockholder to submit other business (other than, as provided in the last sentence of Section 3.1(b), matters brought properly under and in compliance with Rule 14a-8 of the Act, as may be amended from time to time). Nothing in Article III shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Act or (ii) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Restated Certificate of Incorporation.

Sec. 3.4 Conduct of Meetings

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting who shall be an officer or director of the Corporation and who shall be the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Sec. 3.5 Submission of Questionnaire, Representation and Agreement

To be eligible to be a nominee for election or reelection as a director of the Corporation, a proposed nominee must deliver (in accordance with the time periods prescribed for delivery of a stockholder’s notice under Section 3.1(b) or Section 3.2(i) or a Notice of Proxy Access Nomination under Section 3.6, as applicable), to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in form provided by the Secretary upon written request) that such proposed nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been fully disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been fully disclosed to the Corporation, (iii) would be in compliance, if elected as a director of the Corporation, and will comply, with Section 4.3 and Section 4.14, and (iv) in such proposed nominee’s individual capacity and on behalf of any person on whose behalf the nomination is made, would be in compliance, if elected as a director of the Corporation, and will comply, with the Corporation’s Corporate Governance Guidelines, Board of Director Code of Conduct and Code of Ethics, including all applicable, publicly disclosed conflict of interest, confidentiality, stock ownership and insider trading policies and guidelines of the Corporation.

Sec. 3.6 Proxy Access

(a) Whenever the Board solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 3.6, the Corporation shall include in its proxy statement, on its form proxy and on any ballot distributed at such annual meeting, in addition to any persons nominated for election by the Board or any committee thereof, the name, together with the Required Information (defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board by a stockholder or group of stockholders that satisfies the requirements of this Section 3.6 (such stockholder or stockholder group, including each member thereof to the extent the context requires, the “Eligible Stockholder”), and who expressly elects at the time of providing the notice required by this Section 3.6 (the “Notice of Proxy Access Nomination”) to have its nominee included in the Corporation’s proxy materials pursuant to this Section 3.6. For purposes of this Section 3.6, in calculating the number of stockholders in a group seeking to qualify as an Eligible Stockholder, two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by the same employer, or (iii) a “group of investment companies” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be counted as one stockholder. In the event that the Eligible Stockholder consists of a group of stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in these By-Laws, including the Minimum Holding Period, shall apply to each member of such group; provided, however, that the Required Ownership Percentage shall apply to the ownership of the group in the aggregate. For purposes of this Section 3.6, the “Required Information” that the Corporation will include in its proxy statement is the information provided to the Secretary of the Corporation concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Act, and if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of the Stockholder Nominee(s)’ candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 3.6, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes is untrue in any material respect (or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law or regulation, and the Corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

(b) To be timely, the Notice of Proxy Access Nomination must be addressed to the Secretary of the Corporation and received by, the Secretary of the Corporation no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days before the anniversary of the date that the Corporation issued its proxy statement for the previous year’s annual meeting of stockholders.

(c) The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of two and 25% of the total number of directors in office (rounded down to the nearest whole number) as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 3.6 (the “Final Proxy Access Nomination Date”). In the event that one or more vacancies for any reason occurs after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board resolves to reduce the size of the Board in connection therewith, the maximum number of Stockholder Nominees included in the Corporation’s proxy materials shall be calculated based on the number of directors in office as so reduced. Any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 3.6 whom the Board decides to nominate as a nominee of the Board, and any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 3.6 but whose nomination is subsequently withdrawn, shall be counted as one of the Stockholder Nominees for purposes of determining when the maximum number of Stockholder Nominees provided for in this Section 3.6 has been reached. Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 3.6 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy statement in the event that the total number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 3.6 exceeds the maximum number of nominees provided for in this Section 3.6. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 3.6 exceeds the maximum number of nominees provided for in this Section 3.6, the highest ranking Stockholder Nominee who meets the requirements of this Section 3.6 from each Eligible

Stockholder will be selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of the Corporation’s outstanding common stock each Eligible Stockholder disclosed as owned in its respective Notice of Proxy Access Nomination submitted to the Corporation. If the maximum number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 3.6 from each Eligible Stockholder has been selected, this process will continue as many times as necessary, following the same order each time, until the maximum number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements of this Section 3.6 (y) thereafter is nominated by the Board or (z) thereafter is not included in the Corporation’s proxy materials or is not submitted for election as a director, in either case, as a result of the Eligible Stockholder becoming ineligible or withdrawing its nomination, the Stockholder Nominee becoming unwilling or unable to serve on the Board or the Eligible Stockholder or the Stockholder Nominee failing to comply with the provisions of this Section 3.6, no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for director election in substitution thereof.

(d) For purposes of this Section 3.6, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which the stockholder possesses both:

(i)	the full voting and investment rights pertaining to the shares; and

(ii)

the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:

(x) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale;

(y) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell; or

(z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party would have, the purpose or effect of:

(1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares; and/or

(2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or its affiliates.

A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares provided that the stockholder has the power to recall such loaned shares on three (3) business days’ notice, has recalled such loaned shares as of the date of the Notice of Proxy Access Nomination and holds such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the Corporation are “owned” for these purposes shall be determined by the Board or any committee thereof. For purposes of this Section 3.6, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the rules and regulations of the Act. An Eligible Stockholder shall include in its Notice of Proxy Access Nomination the number of shares it is deemed to own for the purposes of this Section 3.6.

(e) In order to make a nomination pursuant to this Section 3.6, an Eligible Stockholder must have owned (as defined above) the Required Ownership Percentage (as defined below) of the Corporation’s outstanding common stock (the “Required Shares”) continuously for the Minimum Holding Period (as defined below) as of both the date the Notice of Proxy Access Nomination is received by, the Secretary of the Corporation in accordance with this Section 3.6 and the record date for determining the stockholders entitled to vote at the annual meeting and must continue to own the Required Shares through the meeting date. For purposes of this Section 3.6, the “Required Ownership Percentage” shall be 3% or more. For purposes of this Section 3.6, the “Minimum Holding Period” is 3 years. Within the time period specified in this Section 3.6 for delivering the Notice of Proxy Access Nomination, an Eligible Stockholder must provide the following information in writing to the Secretary of the Corporation:

(i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the Secretary of the Corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date;

(ii) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Act;

(iii) the information, representations and agreements that are the same as those that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 3.1(b)(i) and Section 3.1(b)(iii) of these By-Laws (except that, for purposes of this Section 3.6(e)(iii), the term “Eligible Stockholder” shall be substituted for the term “Proposing Person” in all places it appears in Section 3.1(b)(i) and Section 3.1(b)(iii));

(iv) the consent of each Stockholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected;

(v) a representation that the Eligible Stockholder:

(A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent,

(B) presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting,

(C) has not nominated and will not nominate for election any individual as a director at the annual meeting, other than its Stockholder Nominee(s),

(D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Act in support of the election of any individual as a director at the annual meeting, other than its Stockholder Nominee(s) or a nominee of the Board,

(E) agrees to comply with all applicable laws and regulations with respect to any solicitation in connection with the meeting or applicable to the filing and use, if any, of soliciting material,

(F) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and

(G) as to any two or more funds whose shares are aggregated to count as one stockholder for the purpose of constituting an Eligible Stockholder, within five business days after the date of the Notice of Proxy Access Nomination, will provide to the Corporation documentation reasonably satisfactory to the Corporation that demonstrates that the funds satisfy the requirements of the second sentence of subsection (a) of this Section 3.6;

(vi) a representation as to the Eligible Stockholder’s intentions with respect to maintaining qualifying ownership of the Required Shares for at least one year following the annual meeting;

(vii) an undertaking that the Eligible Stockholder agrees to:

(A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation;

(B) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 3.6; and

(C) file with the SEC any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Act or whether any exemption from filing is available thereunder; and

(viii) in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination.

(f) Within the time period specified in this Section 3.6 for delivering the Notice of Proxy Access Nomination, a Stockholder Nominee must deliver to the Secretary of the Corporation (which shall be deemed to be part of the Stockholder Notice for purposes of this Section 3.6):

(i) the information required with respect to persons whom a stockholder proposes to nominate for election or reelection as a director by Section 3.1(b)(i) of these By-Laws including, but not limited to, the signed questionnaire, representation and agreement required by Section 3.1(b)(i)(D) of these By-Laws;

(ii) a written representation and agreement that such person:

(A) will act as a representative of all of the stockholders of the Corporation while serving as a director; and

(B) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects (and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading).

At the request of the Corporation, the Stockholder Nominee(s) must submit all completed and signed questionnaires required of directors and officers of the Corporation. The Corporation may request such additional information as necessary to (y) permit the Board to determine if each Stockholder Nominee satisfies the requirements of this Section 3.6 or if each Stockholder Nominee is independent under the listing standards of the NASDAQ Stock Market, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors and/or (z) permit the Secretary of the Corporation to determine the classification of such nominee as an Industry, Non-Industry, Issuer or Public Director, if applicable, in order to make the certification referenced in Section 4.13(h)(iii) of these By-Laws.

(g) In the event that any information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood that providing any such notification shall not be deemed to cure any defect or, with respect to any defect that the Corporation determines is material, limit the Corporation’s rights to omit a Stockholder Nominee from its proxy materials as provided in this Section 3.6.

(h) The Corporation shall not be required to include, pursuant to this Section 3.6, a Stockholder Nominee in its proxy materials for any meeting of stockholders, any such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation:

(ii) if the Eligible Stockholder who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board;

(iii) who is not independent under the listing standards of the NASDAQ Stock Market, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board;

(iv) whose election as a member of the Board would cause the Corporation to be in violation of these By-Laws (including but not limited to the compositional requirements of the Board as set forth in Section 4.3 hereof), the Certificate of Incorporation, the rules and listing standards of the NASDAQ Stock Market, or any applicable state or federal law, rule or regulation;

(v) who is or has been, within the past three (3) years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914;

(vi) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years;

(vii) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(viii) who is subject to “statutory disqualification” under Section 3(a)(39) of the Act;

(ix) if such Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, as determined by the Board or any committee thereof; or

(x) the Eligible Stockholder or applicable Stockholder Nominee breaches or fails to comply with its obligations pursuant to these By-Laws, including, but not limited to, this Section 3.6 and any agreement, representation or undertaking required by this Section 3.6.

(i) Notwithstanding anything to the contrary set forth herein, the Board or the chairman of the meeting of stockholders shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(i) the Stockholder Nominee(s) and/or the applicable Eligible Stockholder shall have breached its or their obligations under this Section 3.6, as determined by the Board or the chairman of the meeting of stockholders; or

(ii) the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting of stockholders to present any nomination pursuant to this Section 3.6.

(j) Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either:

(i) withdraws from or becomes ineligible or unavailable for election at the annual meeting; or

(ii) does not receive at least 25% of the votes cast in favor of such Stockholder Nominee’s election will be ineligible to be a Stockholder Nominee pursuant to this Section 3.6 for the next two annual meetings.

For the avoidance of doubt, this Section 3.6(j) shall not prevent any stockholder from nominating any person to the Board pursuant to and in accordance with Section 3.1 of these By-Laws.

(k) The Board (or any other person or body authorized by the Board) shall have the exclusive power and authority to interpret the provisions of this Section 3.6 of these By-Laws and make all determinations deemed necessary or advisable in connection with this Section 3.6 as to any person, facts or circumstances.

(l) No stockholder shall be permitted to join more than one group of stockholders to become an Eligible Stockholder for purposes of nominations pursuant to this Section 3.6 per each annual meeting of stockholders.

(m) This Section 3.6 shall be the exclusive method for stockholders to include nominees for director in the Corporation’s proxy materials other than nominees included pursuant to, and in compliance with, Section 14a-19 of the Act.

Article IV Board of Directors

Sec. 4.1 General Powers

The property, business, and affairs of the Corporation’s staff shall be managed by or under the direction of the Board. The Board may exercise all such powers of the Corporation and have the authority to perform all such lawful acts as are permitted by law, the Restated Certificate of Incorporation, or these By Laws. To the fullest extent permitted by applicable law, the Restated Certificate of Incorporation, and these By-Laws, the Board may delegate any of its powers to a committee appointed pursuant to Section 4.13 or to the Corporation staff.

Sec. 4.2 Number of Directors

The exact number of members of the Board shall be determined by resolution adopted by the Board from time to time. Any new Director position created as a result of an increase in the size of the Board shall be filled in accordance with the Restated Certificate of Incorporation.

Sec. 4.3 Qualifications

Directors need not be stockholders of the Corporation. The number of Non-Industry Directors shall equal or exceed the number of Industry Directors. The Board shall include at least two Public Directors. The Board may include Issuer Directors. The Board shall include no more than one Staff Director, unless the Board consists of ten or more Directors. In such case, the Board shall include no more than two Staff Directors.

Sec. 4.4 Election

Except as otherwise provided by law or these By-Laws, after the first meeting of the Corporation at which Directors are elected, Directors of the Corporation shall be elected each year at the annual meeting of the stockholders, or at a special meeting called for such purpose in lieu of the annual meeting. If the annual election of Directors is not held on the date designated therefor, the Directors shall cause such election to be held as soon thereafter as convenient.

Except as otherwise provided by these By-Laws, each Director shall be elected by the vote of the majority of the votes cast with respect to that Director’s election at any meeting for the election of Directors at which a quorum is present, provided that if, as of the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees exceeds the number of Directors to be elected (a “Contested Election”), the Directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Section 4.4 of these By-Laws, a majority of votes cast shall mean that the number of votes cast “for” a Director’s election exceeds the number of votes cast “against” that Director’s election (with “abstentions” and “broker nonvotes” not counted as a vote cast either “for” or “against” that Director’s election).

In order for any incumbent Director to become a nominee of the Board for further service on the Board, such person must submit an irrevocable resignation, contingent on (i) that person not receiving a majority of the votes cast in an election that is not a Contested Election, and (ii) acceptance of that resignation by the Board in accordance with the policies and procedures adopted by the Board for such purpose. In the event an incumbent Director fails to receive a majority of the votes cast in an election that is not a Contested Election, the Nominating & Governance Committee, or such other committee designated by the Board pursuant to these By-Laws, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety (90) days following certification of the election results. The committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant.

If the Board accepts a Director’s resignation pursuant to this Section 4.4, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the Board may fill the resulting vacancy pursuant to Section 4.8 of these By-Laws.

Sec. 4.5 Resignation

Any Director may resign at any time either upon notice of resignation to the Chair of the Board, the Chief Executive Officer, the President, or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time is not specified, upon receipt thereof, and the acceptance of such resignation, unless required by the terms thereof, shall not be necessary to make such resignation effective.

Sec. 4.6 Removal

Any or all of the Directors may be removed from office at any time by the affirmative vote of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Sec. 4.7 Disqualification

The term of office of a Director shall terminate immediately upon a determination by the Board, by a majority vote of the remaining Directors, that: (a) the Director no longer satisfies the classification for which the Director was elected; and (b) the Director’s continued service as such would violate the compositional requirements of the Board set forth in Section 4.3. If the term of office of a Director terminates under this Section, and the remaining term of office of such Director at the time of termination is not more than six months, during the period of vacancy the Board shall not be deemed to be in violation of Section 4.3 by virtue of such vacancy.

Notwithstanding the foregoing, the Board may elect to defer the determinations set forth in clauses (a) and (b) above with respect to a Director until the next annual meeting of stockholders, and, if the Board makes such an election, neither the Board nor any committee shall be deemed to be in violation of Section 4.3 or 4.13 of these By-Laws as a result of the deferral.

Sec. 4.8 Filling of Vacancies

If a Director position becomes vacant, whether because of death, disability, disqualification, removal, or resignation, such vacancy shall be filled only by a majority vote of the Directors then in office, though less than a quorum, or by a vote of the sole remaining Director, and not by the stockholders, for a person nominated by the Nominating & Governance Committee and satisfying the classification (Industry, Non-Industry, Issuer, or Public Director), if applicable, for the directorship as provided in Section 4.3 to fill such vacancy, except that if the remaining term of office for the vacant Director position is not more than six months, no replacement shall be required.

Sec. 4.9 Quorum and Voting

(a) At all meetings of the Board, unless otherwise set forth in these By-Laws or required by law, a quorum for the transaction of business shall consist of a majority of the total number of directors constituting the Board. In the absence of a quorum, a majority of the Directors present may adjourn the meeting to another time and place. Notice of the time, place and purpose(s) of any such adjourned meeting shall be given in accordance with these Bylaws; provided that to the extent notice of the time, place and purpose(s) of such adjourned meeting is announced at the meeting at which the adjournment is taken, notice need only be given to the Directors not present thereat.

(b) Except as provided herein or by applicable law, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board.

Sec. 4.10 Regulation

The Board may adopt such rules, regulations, and requirements for the conduct of the business and management of the Corporation, not inconsistent with law, the Restated Certificate of Incorporation, or these By-Laws, as the Board may deem proper. A Director shall, in the performance of such Director’s duties, be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officers, by an independent certified public accountant, by an appraiser selected with reasonable care by the Board or any committee of the Board or by any agent of the Corporation, or in relying in good faith upon other records of the Corporation.

Sec. 4.11 Meetings

(a) An annual meeting of the Board shall be held for the purpose of organization, election of officers, and transaction of any other business. If such meeting is held promptly after and at the place specified for the annual meeting of the stockholders, no notice of the annual meeting of the Board need be given. Otherwise, such annual meeting shall be held at such time and place as may be specified in a notice given in accordance with Section 4.12.

(b) Regular meetings of the Board may be held at such time and place, within or without the State of Delaware, as determined from time to time by the Board. After such determination has been made, notice shall be given in accordance with Section 4.12.

(c) Special meetings of the Board may be called by the Chair of the Board, by the Chief Executive Officer, by the President, or by at least one-third of the Directors then in office. Notice of any special meeting of the Board shall be given to each Director in accordance with Section 4.12.

(d) Directors or members of any committee appointed by the Board may participate in a meeting of the Board or of such committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting may hear one another, and such participation in a meeting shall constitute presence in person at such meeting for all purposes.

Sec. 4.12 Notice of Meetings; Waiver of Notice

(a) Notice of any meeting of the Board shall be deemed to be duly given to a Director if: (i) mailed to the address last made known in writing to the Corporation by such Director as the address to which such notices are to be sent, at least seven days before the day on which such meeting is to be held; (ii) sent to the Director at such address by facsimile, e-mail or other means of electronic transmission, not later than the day before the day on which such meeting is to be held; or (iii) delivered to the Director personally or orally, by telephone or otherwise, not later than the day before the day on which such meeting is to be held. Each notice shall state the time and place of the meeting and the purpose(s) thereof.

(b) Notice of any meeting of the Board need not be given to any Director if waived by that Director in writing or by electronic transmission whether before or after the holding of such meeting, or if such Director is present at such meeting, subject to Article X, Section 10.3(b).

(c) Any meeting of the Board shall be a legal meeting without any prior notice if all Directors then in office shall be present thereat, except when a Director attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Sec. 4.13 Committees

(a) The Corporation has opted into Section 141(c)(2) of Delaware law. The Board may, by resolution or resolutions adopted by the Board, appoint one or more committees. Except as herein provided, vacancies in membership of any committee shall be filled by the Board. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of any such absent or disqualified member. Members of a committee shall hold office for such period as may be fixed by a resolution adopted by the Board. Any member of a committee may be removed from such committee only by the Board, after appropriate notice.

(b) The Board may, by resolution or resolutions adopted by the Board, delegate to one or more committees that consist solely of one or more Directors the power and authority to act on behalf of the Board in the management of the business and affairs of the Corporation to the extent permitted by law. A committee, to the extent permitted by law and provided in the resolution or resolutions creating such committee, may authorize the seal of the Corporation to be affixed to all papers that may require it.

(c) Except as otherwise provided by applicable law, no committee shall have the power or authority of the Board with regard to: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by Delaware law to be submitted to stockholders for approval or (b) adopting, amending or repealing any By-Law of the Corporation.

(d) The Board may appoint an Executive Committee, which shall, to the fullest extent permitted by Delaware law and other applicable law, have and be permitted to exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation between meetings of the Board, and which may authorize the seal of the Corporation to be affixed to all papers that may require it. The number of Non-Industry Directors on the Executive Committee shall equal or exceed the number of Industry Directors on the Executive Committee. The Executive Committee shall include at least two Public Directors.

(e) The Board may appoint a Finance Committee. The Finance Committee shall advise the Board with respect to the oversight of the financial operations and conditions of the Corporation, including recommendations for the Corporation’s annual operating and capital budgets and proposed changes to the rates and fees charged by the Corporation.

(f) The Board shall appoint a Management Compensation Committee consisting of at least two members. The Management Compensation Committee shall consider and recommend compensation policies, programs, and practices for employees of the Corporation. The number of Non-Industry Directors on the Management Compensation Committee shall equal or exceed the number of Industry Directors on the Management Compensation Committee Each member of the Management Compensation Committee shall be an independent director within the meaning of, and shall meet the eligibility requirements set forth in, the rules of the NASDAQ Stock Market.

(g) The Board shall appoint an Audit Committee.

(i) The Audit & Risk Committee (such committee as the same may be renamed from time to time or any successor of such committee delegated with similar duties, the “Audit Committee”) shall consist of three or more Directors, each of whom shall be an independent director within the meaning of the rules of the NASDAQ Stock Market and Section 10A of the Act. The number of Non-Industry Directors on the Audit Committee shall equal or exceed the number of Industry Directors on the Audit Committee. The Audit Committee shall include two Public Directors.

(h) The Board may appoint a Nominating & Governance Committee. The Nominating & Governance Committee shall nominate Directors for each vacant or new Director position on the Board.

(i) The Nominating & Governance Committee shall consist of two or more Directors, each of whom shall be an independent director within the meaning of the rules of the NASDAQ Stock Market. The number of Non-Industry Directors on the Nominating & Governance Committee shall equal or exceed the number of Industry Directors on the Nominating & Governance Committee. The Nominating & Governance Committee shall include at least two Public Directors.

(ii) Members of the Nominating & Governance Committee shall be appointed annually by the Board and may be removed by the Board.

(iii) The Secretary shall collect from each nominee for Director such information as is reasonably necessary to serve as the basis for a determination of the nominee’s classification as an Industry, Non-Industry, Issuer, or Public Director, if applicable, and the Secretary shall certify to the Nominating & Governance Committee each nominee’s classification, if applicable. Directors shall update the information submitted under this subsection at least annually and upon request of the Secretary, and shall report immediately to the Secretary any change in such information.

(i) Each committee may adopt its own rules of procedure and may meet at stated times or on such notice as such committee may determine. Each committee shall keep regular minutes of its proceedings and report the same to the Board when required.

(j) Unless otherwise provided by these By-Laws, a majority of the members of a committee then in office shall constitute a quorum for the transaction of business, and the vote of a majority of the members of such committee present at a meeting at which a quorum is present shall be an act of such committee.

Sec. 4.14 Conflicts of Interest; Contracts and Transactions Involving Directors

(a) A Director shall not directly or indirectly participate in any adjudication of the interests of any party if that Director has a conflict of interest or bias, or if circumstances otherwise exist where his or her fairness might reasonably be questioned. In any such case, the Director shall recuse himself or herself or shall be disqualified.

(b) No contract or transaction between the Corporation and one or more of its Directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its Directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason if: (i) the material facts pertaining to such Director’s or officer’s relationship or interest and the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; (ii) the material facts are disclosed or become known to the Board or committee after the contract or transaction is entered into, and the Board or committee in good faith ratifies the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or (iii) the material facts pertaining to the Director’s or officer’s relationship or interest and the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders.

Sec. 4.15 Action Without Meeting

Any action required or permitted to be taken at a meeting of the Board or of a committee may be taken without a meeting if all Directors or all members of such committee, as the case may be, consent thereto in accordance with applicable law.

Article V Reserved

Article VI Compensation

Sec. 6.1 Compensation of Board, Council, and Committee Members

The Board may provide for reasonable compensation of the Chair of the Board and the Directors. The Board may also provide for reimbursement of reasonable expenses incurred by such persons in connection with the business of the Corporation.

Article VII

Officers, Agents, and Employees Sec. 7.1 Principal Officers

The principal officers of the Corporation shall be elected by the Board and may include a Chair of the Board, a Chief Executive Officer, one or more Presidents, a Secretary, a Treasurer, and such other officers as may be designated by the Board. One person may hold the offices and perform the duties of any two or more of said principal offices, except the offices and duties of Chief Executive Officer and Secretary. None of the principal officers, except the Chair of the Board, need be Directors of the Corporation.

Sec. 7.2 Election of Principal Officers; Term of Office

(a) The principal officers of the Corporation shall be elected annually by the Board at the annual meeting of the Board convened pursuant to Section 4.11(a). Failure to elect any principal officer annually shall not dissolve the Corporation.

(b) If the Board shall fail to fill any principal office at an annual meeting, or if any vacancy in any principal office shall occur, or if any principal office shall be newly created, such principal office may be filled at any regular or special meeting of the Board.

(c) Each principal officer shall hold office until a successor is duly elected and qualified, or until death, resignation, or removal.

Sec. 7.3 Subordinate Officers, Agents, or Employees

In addition to the principal officers, the Corporation may have one or more subordinate officers, agents, and employees as the Board may deem necessary, each of whom shall hold office for such period and exercise such authority and perform such duties as the Board, the Chief Executive Officer, or any officer designated by the Board, may from time to time determine. Agents and employees of the Corporation shall be under the supervision and control of the officers of the Corporation, unless the Board, by resolution, provides that an agent or employee shall be under the supervision and control of the Board.

Sec. 7.4 Delegation of Duties of Officers

The Board may delegate the duties and powers of any officer of the Corporation to any other officer or to any Director for a specified period of time and for any reason that the Board may deem sufficient.

Sec. 7.5 Resignation and Removal of Officers

(a) Any officer may resign at any time upon notice of resignation to the Board, the Chief Executive Officer or the Secretary. Any such resignation shall take effect upon receipt of such notice or at any later time specified therein. The acceptance of a resignation shall not be necessary to make the resignation effective.

(b) Any officer of the Corporation may be removed, with or without cause, by resolution adopted by a majority of the Directors then in office at any regular or special meeting of the Board or by a written consent signed by all of the Directors then in office. Such removal shall be without prejudice to the contractual rights of the affected officer, if any, with the Corporation.

Sec. 7.6 Bond

The Corporation may secure the fidelity of any or all of its officers, agents, or employees by bond or otherwise.

Sec. 7.7 Chair of the Board

The Chair of the Board shall preside at all meetings of the Board and stockholders at which the Chair is present. The Chair shall exercise such other powers and perform such other duties as may be assigned to the Chair from time to time by the Board.

Sec. 7.8 Chief Executive Officer

The Chief Executive Officer shall, in the absence of the Chair of the Board, preside at all meetings of the Board and stockholders at which the Chief Executive Officer is present. The Chief Executive Officer shall be the chief executive officer of the Corporation and shall have general supervision over the business and affairs of the Corporation. The Chief Executive Officer shall have all powers and duties usually incident to the office of the Chief Executive Officer, except as specifically limited by a resolution of the Board. The Chief Executive Officer shall exercise such other powers and perform such other duties as may be assigned to the Chief Executive Officer from time to time by the Board.

Sec. 7.9 President

The Board or the Chief Executive Officer may appoint one or more Presidents and each President shall have all powers and duties usually incident to the office of the President, except as specifically limited by a resolution of the Board. Each President shall exercise such other powers and perform such other duties as may be assigned to such President from time to time by the Board or the Chief Executive Officer.

Sec. 7.10 Vice President

The Board, the Chief Executive Officer or any other person delegated such power by the Board or Chief Executive Officer, may appoint one or more Vice Presidents. Any Vice President may have such additional designations in such Vice President’s title as the Board, the Chief Executive Officer, or the authorized person appointing such Vice President may determine. Each Vice President shall have all powers and duties usually incident to the office of a Vice President, except as specifically limited by the Board, the Chief Executive Officer or the authorized person appointing such Vice President. Each Vice President shall exercise such other powers and perform such other duties as may be assigned to such Vice President from time to time by the Board, the Chief Executive Officer or the authorized person appointing such Vice President. The term “Vice President” used in this Section shall include the positions of Executive Vice President, Senior Vice President, and Vice President.

Sec. 7.11 Secretary

The Secretary shall act as Secretary of all meetings of the stockholders and of the Board at which the Secretary is present, shall record all the proceedings of all such meetings in a book to be kept for that purpose, shall have supervision over the giving and service of notices of the Corporation, and shall have supervision over the care and custody of the corporate records and the corporate seal of the Corporation. The Secretary shall be empowered to affix the corporate seal to documents, the execution of which on behalf of the Corporation under its seal, is duly authorized, and when so affixed, may attest the same. The Secretary shall have all powers and duties usually incident to the office of Secretary, except as specifically limited by a resolution of the Board. The Secretary shall exercise such other powers and perform such other duties as may be assigned to the Secretary from time to time by the Board, the Chief Executive Officer or any other person delegated such power by the Board or Chief Executive Officer.

Sec. 7.12 Assistant Secretary

In the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, any Assistant Secretary approved by the Board, shall exercise all powers and perform all duties of the Secretary. An Assistant Secretary shall also exercise such other powers and perform such other duties as may be assigned to such Assistant Secretary from time to time by the Board or the Secretary.

Sec. 7.13 Treasurer

The Treasurer shall have general supervision over the care and custody of the funds and over the receipts and disbursements of the Corporation and shall cause the funds of the Corporation to be deposited in the name of the Corporation in such banks or other depositories as the Board may designate. The Treasurer shall have supervision over the care and safekeeping of the securities of the Corporation. The Treasurer shall have all powers and duties usually incident to the office of Treasurer except as specifically limited by a resolution of the Board. The Treasurer shall exercise such other powers and perform such other duties as may be assigned to the Treasurer from time to time by the Board, the Chief Executive Officer or any other person delegated such power by the Board or Chief Executive Officer.

Sec. 7.14 Assistant Treasurer

In the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, any Assistant Treasurer, approved by the Board, shall exercise all powers and perform all duties of the Treasurer. An Assistant Treasurer shall also exercise such other powers and perform such other duties as may be assigned to such Assistant Treasurer from time to time by the Board or the Treasurer.

Article VIII Indemnification

Sec. 8.1 Indemnification of Directors, Officers, Employees, and Agents

(a) The Corporation shall indemnify, and hold harmless, to the fullest extent permitted by Delaware law as it presently exists or may thereafter be amended, any person (and the heirs, executors, and administrators of such person) who, by reason of the fact that he or she is or was a Director, officer, or employee of the Corporation or any wholly owned subsidiary of the Corporation, or is or was a Director, officer, or employee of the Corporation or any wholly owned subsidiary of the Corporation who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or non-profit entity, including service with respect to employee benefit plans, is or was a party, or is threatened to be made a party to:

(i) any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation) against expenses (including attorneys’ fees and disbursements), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit, or proceeding; or

(ii) any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor against expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit.

(b) The Corporation shall advance expenses (including attorneys’ fees and disbursements) reasonably and actually incurred in defending any action, suit, or proceeding in advance of its final disposition to persons described in subsection (a); provided, however, that the payment of expenses incurred by such person in advance of the final disposition of the matter shall be conditioned upon receipt of a written undertaking by that person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Section or otherwise.

(c) The Corporation may, in its discretion, indemnify and hold harmless, to the fullest extent permitted by Delaware law as it presently exists or may thereafter be amended, any person (and the heirs, executors, and administrators of such persons) who, by reason of the fact that he or she is or was an agent of the Corporation or any wholly owned subsidiary of the Corporation or is or was an agent of the Corporation or any wholly owned subsidiary of the Corporation who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, trust, enterprise, or non-profit entity, including service with respect to employee benefit plans, was or is a party, or is threatened to be made a party to any action or proceeding described in subsection (a).

(d) The Corporation may, in its discretion, pay the expenses (including attorneys’ fees and disbursements) reasonably and actually incurred by an agent in defending any action, suit, or proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by such person in advance of the final disposition of the matter shall be conditioned upon receipt of a written undertaking by that person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Section or otherwise.

(e) Notwithstanding the foregoing or any other provision of these By-Laws, no advance shall be made by the Corporation to an agent or non-officer employee if a determination is reasonably and promptly made by the Board by a majority vote of those Directors who have not been named parties to the action, even though less than a quorum, or, if there are no such Directors or if such Directors so direct, by independent legal counsel, that, based upon the facts known to the Board or such counsel at the time such determination is made: (1) The person seeking advancement of expenses (i) acted in bad faith, or (ii) did not act in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Corporation; (2) with respect to any criminal proceeding, such person believed or had reasonable cause to believe that his or her conduct was unlawful; or (3) such person deliberately breached his or her duty to the Corporation.

(f) The indemnification provided by this Section in a specific case shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators.

(g) Notwithstanding the foregoing, but subject to subsection (j), the Corporation shall be required to indemnify any person identified in subsection (a) in connection with a proceeding (or part thereof) initiated by such person only if the initiation of such proceeding (or part thereof) by such person was authorized by the Board.

(h) The Corporation’s obligation, if any, to indemnify or advance expenses to any person who is or was serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement from such other corporation, partnership, joint venture, trust, enterprise, or non-profit entity.

(i) Any repeal or modification of the foregoing provisions of this Section shall not adversely affect any right or protection hereunder of any person in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to any act or omission occurring prior to the time of such repeal or modification.

(j) If a claim for indemnification or advancement of expenses under this Article is not paid in full within 60 days after a written claim therefor by an indemnified person has been received by the Corporation, the indemnified person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the indemnified person is not entitled to the requested indemnification or advancement of expenses under Delaware law.

Sec. 8.2 Indemnification Insurance

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee, or agent of the Corporation or any wholly owned subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or non-profit entity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability hereunder.

Article IX Capital Stock

Sec. 9.1 Certificates

The shares of capital stock of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Each holder of capital stock in the Corporation represented by certificates shall be entitled to a certificate or certificates in such form as shall be approved by the Board, certifying the number of shares of capital stock in the Corporation owned by such stockholder.

Sec. 9.2 Signatures

(a) Shares of capital stock of the Corporation represented by certificates shall be signed in the name of the Corporation by two authorized officers which shall include, without limitation, the Chair of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary, and the Treasurer. Such certificates may be sealed with the corporate seal of the Corporation or a facsimile thereof.

(b) Any or all signatures on such certificates may be a facsimile. In the event that any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall cease to be such officer, transfer agent, or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Sec. 9.3 Stock Ledger

(a) A record of all certificates for capital stock or uncertificated shares issued by the Corporation shall be kept by the Secretary or any other officer, employee, or agent designated by the Board. Such record shall show the name and address of the person, firm, or corporation in which certificates for capital stock or uncertificated shares are registered, the number of shares represented by each such certificate, the date of each such certificate, and in the case of certificates which have been canceled, the date of cancellation thereof.

(b) The Corporation shall, to the fullest extent permitted by law, be entitled to treat the holder of record of shares of capital stock as shown on the stock ledger as the owner thereof and as the person entitled to vote such shares and to receive notice of meetings, and for all other purposes. The Corporation shall not be bound to recognize any equitable or other claim to or interest in any share of capital stock on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as required by law.

Sec. 9.4 Transfers of Stock

(a) The Board may make such rules and regulations as it may deem expedient, not inconsistent with law, the Restated Certificate of Incorporation, or these By-Laws, concerning the issuance, transfer, and registration of certificates for shares of capital stock or uncertificated shares of the Corporation. The Board may appoint, or authorize any principal officer to appoint, one or more transfer agents or one or more transfer clerks and one or more registrars and may require all certificates for capital stock to bear the signature or signatures of any of them.

(b) Transfers of capital stock shall be made on the books of the Corporation only upon delivery to the Corporation or its transfer agent of: (i) a written direction of the registered holder named in the certificate or such holder’s attorney lawfully constituted in writing; (ii) the certificate for the shares of capital stock being transferred; and (iii) a written assignment of the shares of capital stock evidenced thereby; or, with respect to uncertificated shares, by delivery of duly executed instructions or in any other manner permitted by applicable law.

Sec. 9.5 Cancellation

Each certificate for capital stock surrendered to the Corporation for exchange or transfer shall be canceled and no new certificate or certificates or uncertificated shares shall be issued in exchange for any existing certificate other than pursuant to Section 9.6 until such existing certificate shall have been canceled.

Sec. 9.6 Lost, Stolen, Destroyed, and Mutilated Certificates

In the event that any certificate for shares of capital stock of the Corporation shall be mutilated, the Corporation shall issue a new certificate or uncertificated shares in place of such mutilated certificate. In the event that any such certificate shall be lost, stolen, or destroyed, the Corporation may, in the discretion of the Board or a committee appointed thereby with power so to act, issue a new certificate for capital stock or uncertificated shares in the place of any such lost, stolen, or destroyed certificate. The applicant for any substituted certificate or certificates shall surrender any mutilated certificate or, in the case of any lost, stolen, or destroyed certificate, furnish satisfactory proof of such loss, theft, or destruction of such certificate and of the ownership thereof. The Corporation may, in its discretion, require the owner of a lost or destroyed certificate, or the owner’s representatives, to furnish to the Corporation a bond with an acceptable surety or sureties and in such sum as will be sufficient to indemnify the Corporation against any claim that may be made against it on account of the lost, stolen, or destroyed certificate or the issuance of such new certificate or uncertificated shares. A new certificate or uncertificated shares may be issued without requiring a bond when, in the judgment of the Corporation, it is proper to do so.

Sec. 9.7 Fixing of Record Date

The Board may fix a record date in accordance with Delaware law.

Article X Miscellaneous Provisions

Sec. 10.1 Corporate Seal

The seal of the Corporation shall be circular in form and shall bear, in addition to any other emblem or device approved by the Board, the name of the Corporation, the year of its incorporation, and the words “Corporate Seal” and “Delaware.” The seal may be used by causing it to be affixed or impressed, or a facsimile thereof may be reproduced or otherwise used in such manner as the Board may determine.

Sec. 10.2 Fiscal Year

The fiscal year of the Corporation shall begin the 1st day of January in each year, or such other month as the Board may determine by resolution.

Sec. 10.3 Waiver of Notice

(a) Whenever notice is required to be given by law, the Restated Certificate of Incorporation, or these By-Laws, a waiver thereof by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any waiver of notice.

(b) Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Sec. 10.4 Execution of Instruments, Contracts, Etc.

Except as otherwise provided by law, all contracts and other documents requiring signature entered into by or on behalf of the Corporation, including, without limitation, all (i) checks, drafts, bills of exchange, notes, or other obligations or orders for the payment of money, (ii) deeds, bonds, mortgages, contracts, and other obligations or instruments, and (iii) applications, instruments, and papers required by any department of the United States Government or by any state, county, municipal, or other governmental authority, shall, in each case, be executed by such officer(s), employee(s), agent(s), or other person(s) as the Board, a duly authorized committee thereof, or the Chief Executive Officer may designate from time to time. The authority to execute any contract or document in the name and on behalf of the Corporation granted in accordance with this Section may (1) be general or confined to specific instances, (2) be designated by name, title, or role, (3) include the power to delegate signature authority further to one or more other persons, whether by name, title, or role, to the extent authorized by the Board, a duly authorized committee thereof, or the Chief Executive Officer, and (4) be revoked at any time by the Board, any committee thereof, or the Chief Executive Officer.

Sec. 10.5 Form of Records

Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and otherwise comply with applicable law.

Article XI Amendments; Emergency By-Laws

Sec. 11.1 By Stockholders

These By-Laws may be altered, amended, or repealed, or new By-Laws may be adopted, at any meeting of the stockholders by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote, voting together as a single class, provided that, in the case of a special meeting, notice that an amendment is to be considered and acted upon shall be inserted in the notice or waiver of notice of said meeting.

Sec. 11.2 By Directors

To the extent permitted by the Restated Certificate of Incorporation, these By-Laws may be altered, amended, or repealed, or new By-Laws may be adopted, at any regular or special meeting of the Board by a resolution adopted by a vote of a majority of the whole Board; but no By-Law adopted by the stockholders shall be amended or repealed by the Board if the By-Law so adopted so provides.

Sec. 11.3 Review by Self-Regulatory Subsidiaries

For so long as the Corporation shall control, directly or indirectly, any Self-Regulatory Subsidiary, any proposed adoption, alteration, amendment, change or repeal (an “amendment”) of any By-Law shall be submitted to the Board of Directors of each Self-Regulatory Subsidiary, and if any such proposed amendment must, under Section 19 of the Act and the rules promulgated thereunder, be filed with, or filed with and approved by, the Commission before such amendment may be effective, then such amendment shall not be effective until filed with, or filed with and approved by, the Commission, as the case may be.

Sec. 11.4 Emergency By-Laws

The Board may adopt emergency By-Laws subject to repeal or change by action of the stockholders which shall, notwithstanding any different provision of law, the Restated Certificate of Incorporation, or these By-Laws, be operative during any emergency resulting from any emergency resulting from an attack on the United States or on a locality in which the Corporation conducts its business or customarily holds meetings of its Board of Directors or its stockholders, or during any nuclear or atomic disaster or during the existence of any catastrophe, including, but not limited to, an epidemic or pandemic, and a declaration of a national emergency by the United States government, or other similar emergency condition, irrespective of whether a quorum of the Board of Directors or a standing committee thereof can be readily convened for action. Such emergency By-Laws may make any provision that may be practicable and necessary under the circumstances of the emergency. Nothing contained in this Section 11.4 shall be deemed exclusive of any other provisions for emergency powers consistent with other sections of Delaware law which have been or may be adopted by corporations created under Delaware law.

Article XII The Self-Regulatory Subsidiaries

Sec. 12.1 Self-Regulatory Organization Functions of the Self-Regulatory Subsidiaries

(a) For so long as the Corporation shall control any Self-Regulatory Subsidiary, the Board of Directors, officers, and employees of the Corporation shall give due regard to the preservation of the independence of the self-regulatory function of each such Self-Regulatory Subsidiary and to its obligations to investors and the general public and shall not take any actions which would interfere with the effectuation of any decisions by the Board of Directors of any Self-Regulatory Subsidiary relating to its regulatory functions (including disciplinary matters) or the market structures or clearing systems which it regulates or which would interfere with the ability of any Self- Regulatory Subsidiary to carry out its responsibilities under the Act.

(b) All books and records of each Self-Regulatory Subsidiary reflecting confidential information pertaining to the self-regulatory function of such Self-Regulatory Subsidiary (including but not limited to disciplinary matters, trading data, trading practices and audit information) which shall come into the possession of the Corporation, and the information contained in those books and records, shall be retained in confidence by the Corporation and the Directors, officers, employees and agents of the Corporation and shall not be used for any non-regulatory purposes. Nothing in these By-Laws shall be interpreted as to limit or impede the rights of the Commission to access and examine such confidential information pursuant to the federal securities laws and the rules and regulations thereunder, or to limit or impede the ability of any officers, directors, employees or agents of the Corporation to disclose such confidential information to the Commission. The Corporation’s books and records shall be subject at all times to inspection and copying by the Commission. The Corporation’s books and records relating to each Self-Regulatory Subsidiary shall be maintained in the United States.

(c) To the extent they are related to the activities of a Self-Regulatory Subsidiary, the books, records, premises, officers, Directors, and employees of the Corporation shall be deemed to be the books, records, premises, officers, directors, and employees of such Self-Regulatory Subsidiary for the purposes of, and subject to oversight pursuant to, the Act.

Sec. 12.2 Cooperation with the Commission

(a) The Corporation shall comply with the U.S. federal securities laws and the rules and regulations thereunder and shall cooperate with the SEC and the Self- Regulatory Subsidiaries pursuant to and to the extent of their respective regulatory authority, and shall take reasonable steps necessary to cause its agents to cooperate, with the SEC and, where applicable, the Self-Regulatory Subsidiaries pursuant to their regulatory authority.

(b) The officers, Directors, and employees of the Corporation, by virtue of their acceptance of such position, shall be deemed to agree to cooperate with the Commission and each Self-Regulatory Subsidiary in respect of the Commission’s oversight responsibilities regarding the Self-Regulatory Subsidiaries and the self-regulatory functions and responsibilities of the Self-Regulatory Subsidiaries.

Sec. 12.3 Consent to Jurisdiction

The Corporation and its officers, Directors, and employees, by virtue of their acceptance of such position, shall be deemed to irrevocably submit to the jurisdiction of the United States federal courts, the Commission, and each Self-Regulatory Subsidiary for the purposes of any suit, action or proceeding pursuant to the United States federal securities laws, and the rules and regulations thereunder, arising out of, or relating to, the activities of any Self-Regulatory Subsidiary, and by virtue of their acceptance of any such position, shall be deemed to waive, and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claims that it or they are not personally subject to the jurisdiction of the United States federal courts, the Commission, or any Self-Regulatory Subsidiary, that the suit, action or proceeding is an inconvenient forum or that the venue of the suit, action or proceeding is improper, or that the subject matter of that suit, action or proceeding may not be enforced in or by such courts or agency. The Corporation and its officers, Directors, and employees shall be deemed to agree that the Corporation may serve as the agent, in the United States, for the service of process of a claim arising out of, or relating to, the activities of each Self-Regulatory Subsidiary.

Sec. 12.4 Further Assurances

The Corporation shall take reasonable steps necessary to cause its current officers, Directors, and employees, to consent in writing to the applicability to them of Sections 12.1, 12.2 and 12.3 of these By-Laws, as applicable, with respect to their activities related to any Self-Regulatory Subsidiary, and shall take reasonable steps necessary to cause prospective officers, Directors, and employees, prior to accepting a position as an officer, Director, or employee, as applicable, of the Corporation, to consent in writing to the applicability to them of Sections 12.1, 12.2 and 12.3 of these By-Laws, as applicable, with respect to their activities related to any Self-Regulatory Subsidiary.

Sec. 12.5 Board Action with Respect to Voting Limitations of the Certificate of Incorporation

For so long as the Corporation shall control, directly or indirectly, any Self-Regulatory Subsidiary, a resolution of the Board to approve an exemption for any person under Article Fourth, Section C.6 of the Restated Certificate of Incorporation (the “Certificate”) shall not be permitted to become effective until such resolution has been filed with and approved by the Commission under Section 19 of the Act. The Board, however, may not approve an exemption under Article Fourth, Section C.6 of the Certificate: (i) for a registered broker or dealer or an Affiliate thereof (as defined in the Certificate) (provided that, for these purposes, an Affiliate shall not be deemed to include an entity that either owns ten percent or less of the equity of a broker or dealer, or the broker or dealer accounts for one percent or less of the gross revenues received by the consolidated entity); or (ii) an individual or entity that is subject to a statutory disqualification under Section 3(a)(39) of the Act. The Board may approve an exemption for any other stockholder under Article Fourth, Section C.6 if the Board determines that granting such exemption would (A) not reasonably be expected to diminish the quality of, or public confidence in, the Corporation or the Self-Regulatory Subsidiaries or the other operations of the Corporation and its subsidiaries, on the ability to prevent fraudulent and manipulative acts and practices and on investors and the public, (B) promote just and equitable principles of trade, foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to and facilitating transactions in securities or assist in the removal of impediments to or perfection of the mechanisms for a free and open market and a national market system, and (C) promote the prompt and accurate clearance and settlement of securities transactions (and to the extent applicable, derivative agreements, contracts and transactions), assure the safeguarding of securities and funds in the custody or control of the Self-Regulatory Subsidiaries that are clearing agencies or securities and funds for which they are responsible, foster cooperation and coordination with persons engaged in the clearance and settlement of securities transactions, and remove impediments to and perfect the mechanism of a national system for the prompt and accurate clearance and settlement of securities transactions.

Sec. 12.6 Amendments to the Certificate of Incorporation

For so long as the Corporation shall control, directly or indirectly, any Self- Regulatory Subsidiary, any proposed amendment of any provisions contained in the Corporation’s Restated Certificate of Incorporation shall be submitted to the Board of Directors of each Self-Regulatory Subsidiary, and if any such proposed amendment must, under Section 19 of the Act and the rules promulgated thereunder, be filed with, or filed with and approved by, the Commission before such amendment may be effective, then such amendment shall not be filed with the Secretary of State of the State of Delaware until filed with, or filed with and approved by, the Commission, as the case may be.

Sec. 12.7 Self-Regulatory Subsidiaries

In light of the unique nature of the Corporation and its subsidiaries, including the status of the Self- Regulatory Subsidiaries as self-regulatory organizations, the Board of Directors, when evaluating (A) any tender or exchange offer or invitation for tenders or exchanges, or proposal to make a tender or exchange offer or request or invitation for tenders or exchanges, by another party, for any equity security of the Corporation, (B) any proposal or offer by another party to (1) merge or consolidate the Corporation or any subsidiary with another corporation or other entity, (2) purchase or otherwise acquire all or a substantial portion of the properties or assets of the Corporation or any subsidiary, or sell or otherwise dispose of to the Corporation or any subsidiary all or a substantial portion of the properties or assets of such other party, or (3) liquidate, dissolve, reclassify the securities of, declare an extraordinary dividend of, recapitalize or reorganize the Corporation, (C) any action, or any failure to act, with respect to any holder or potential holder of Excess Shares (as defined in the Restated Certificate of Incorporation) subject to the limitations set forth in subparagraph 2 of paragraph C. of Article Fourth of the Restated Certificate of Incorporation, (D) any demand or proposal, precatory or otherwise, on behalf of or by a holder or potential holder of Excess Shares subject to the limitations set forth in subparagraph 2 of paragraph C. of Article Fourth of the Restated Certificate of Incorporation or (E) any other issue, shall, to the fullest extent permitted by applicable law, take into account all factors that the Board of Directors deems relevant, including, without limitation, to the extent deemed relevant, (i) the potential impact thereof on the integrity, continuity and stability of the Corporation, the Self-Regulatory Subsidiaries, and the other operations of the Corporation and its subsidiaries, on the ability to prevent fraudulent and manipulative acts and practices and on investors and the public, (ii) whether such would promote just and equitable principles of trade, foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to and facilitating transactions in securities or assist in the removal of impediments to or perfection of the mechanisms for a free and open market and a national market system; and (iii) whether such would promote the prompt and accurate clearance and settlement of securities transactions (and to the extent applicable, derivative agreements, contracts and transactions), would assure the safeguarding of securities and funds in the custody or control of the Self-Regulatory Subsidiaries that are clearing agencies or securities and funds for which they are responsible, would foster cooperation and coordination with persons engaged in the clearance and settlement of securities transactions, and would remove impediments to and perfect the mechanism of a national system for the prompt and accurate clearance and settlement of securities transactions.

Article XIII Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware law, the Restated Certificate of Incorporation or these By-Laws (as either may be amended or restated) or as to which Delaware law confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, This Section 13.1 shall not apply to claims seeking to enforce any liability or duty created by the Act. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 13.1.